UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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[X]  Preliminary Information Statement
[  ]   Definitive Information Statement
[  ]   Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

MAPLE MOUNTAIN PUMPKINS AND AGRICULTURE, INC.
(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT
Maple Mountain Pumpkins and Agriculture, Inc.
15011 North 75th Street
Scottsdale, Arizona  85260
Telephone: (480) 398-7000

This information statement is circulated to advise the shareholders of Maple Mountain Pumpkins and Agriculture, Inc. (the "Company") of an action to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the voting capital stock of the Company. Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

      The matters upon which action is being taken is:

(1)  To amend the Company’s Articles of Incorporation to change the Company’s name to “Piccolo Educational Systems, Inc.”

(2)  To approve the Company’s 2009 Stock Option Plan.

Two shareholders, holding shares representing 62.9 % of the votes entitled to be cast at a meeting of the Company's shareholders, consented in writing to the two proposed actions  (collectively “action”).

The Company's Board of Directors approved the amendment to the Company’s Articles of Incorporation to change its name on March 25, 2009.

If the proposed action was not adopted by written consent of a majority of the shareholders, it would have been necessary for these actions to be considered by the Company's shareholders at a Special Shareholders’ Meeting convened for the specific purpose of approving the actions. The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by Nevada law, which provides that action may be taken by the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted. Under Nevada law,  a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to take the contemplated action.

The date on which this Information Statement will be sent to the shareholders is on or about April 20,   2009. The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the Company was   March 25,  2009  (the "Record Date"). The effective date for taking the corporate action   is  May 8,  2009.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, and as of the date hereof there were 23,384,000 shares of $.001 par value Common Stock issued and outstanding. The Common Stock constitutes the outstanding class of voting securities of the Company in connection with the actions described herein. Each share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.  The Company has outstanding preferred stock which is not entitled to vote on the corporate action.

None of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon other than certain officers who hold stock options in the Company. No director of the Company has informed the Company in writing that he or she intends to oppose any action to be taken by the Company. No proposals have been received from security holders.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock. The information below indicates:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock,

•	each of our directors and executive officers, and

•	all directors and executive officers as a group.

    Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock, over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership (through exercise of stock options or conversion of convertible securities to common stock) at any time within 60 days from the date hereof. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name	Number of Shares	Percent of Common Stock Owned
Jim Piccolo	13,253,370	50.1%
Laura Palmer Noone	5,398,713	22.2%
Gloria Zemla	0	0%
Dennis Shields	0	0%
Margie Traylor	0	0%
Hugh McBride	0	0%
Sharon Lechter	0	0%
All officers and directors as a group (seven persons)	18,652,083	68.2%
Robert Snyder	4,382,805	18.7%

PREFERRED STOCK

    As of March 25, 2009,  there were 3,934,517 shares of $.001 par value preferred stock outstanding.

NO DISSENTER'S RIGHTS

    Under applicable Nevada law, dissenting shareholders are not entitled to dissenter rights with respect to the amendment to the Company’s Articles of Incorporation, and we will not independently provide shareholders with any such right.

ACTION 1:  TO CHANGE THE COMPANY’S NAME

On March 24, 2009, the Company acquired all of the outstanding common stock of Nouveau Educational Systems, Inc., which operates Piccolo International University.  The name change will reflect the Company’s sole business operation:  the continued ownership and operation of Piccolo International University.  The action changes the Company’s name to Piccolo Educational Systems, Inc.

ACTION 2:  APPROVAL OF THE COMPANY’S STOCK OPTION PLAN

On  March 20, 2009  the Board of Directors adopted and approved, subject to shareholder approval, the 2009 Stock Option Plan (the “Stock Option Plan”). The purpose of the  Plan is to encourage ownership of the Common Stock of the Company by certain officers, directors, employees and advisors of the Company or any subsidiary of the Company in order to provide additional incentive for such persons to promote the success and the business of the Company or its subsidiaries and to encourage them to remain in the employ of the Company or its subsidiaries by providing such persons an opportunity to benefit from any appreciation of the Common Stock of the Company through the issuance of stock options to such persons in accordance with the terms of the Plan.  The Board of Directors believes that the best interests of the Company and its subsidiaries would be served by increasing their ability to secure and retain highly qualified and experienced officers, directors, employees and advisors through affording them an opportunity to acquire a stake in the future of the Company or its subsidiaries by acquiring an equity position in the Company. It is the desire of the Board of Directors to assure by appropriate means the maximum efforts and fullest measure of continued loyal association with the Company or its subsidiaries on the part of their respective officers, directors, employees and advisors. It is intended that options granted pursuant to the Plan shall constitute either incentive stock options (“Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options which do not constitute Incentive Options (“Non-qualified Options”) at the time of issuance of such options.

The Plan provides that incentive stock options and non-qualified stock options would be granted to certain officers, directors, employees and advisors of the Company or its subsidiaries, if any, selected by the Company’s Board of Directors. A total of 6,000,000 shares of Common Stock is authorized and reserved for issuance under the Plan, subject to adjustment to reflect changes in the Company’s capitalization in the case of a stock split, stock dividend or similar event. The Plan will be administered by the Board of Directors, acting as the Compensation Committee, which will have the sole authority to interpret the Plan and to make all determinations necessary or advisable for administering the Plan, including but not limited to (i) who shall be granted options under the Plan, (ii) the term of each option, (iii) the number of shares covered by such option, (iv) whether the option shall constitute an incentive option or a non-qualified option, (v) the exercise price for the purchase of the shares of the Common Stock covered by the option, provided that the exercise price for any incentive option must be at least equal to the fair market value of the shares covered thereby as of the date of grant of such option, (vi) the period during which the option may be exercised, (vii) whether the right to purchase the number of shares covered by the option shall be fully vested on issuance of the option so that such shares may be purchased in full at one time or whether the right to purchase such shares shall become vested over a period of time so that such shares may only be purchased in installments, and (viii) the time or times at which the options shall be granted.  Except in the case of disability or death or certain other circumstances, no option shall be exercisable after an optionee who is an employee of the Company ceases to be employed by the Company; provided, however, that the Board of Directors acting as the Compensation Committee has the right to extend the exercise period following the date of termination of such optionee’s employment. If an optionee’s employment is terminated by reason of death or disability, the Compensation Committee may extend the option term following the date of termination of the optionee’s employment. Upon the exercise of the option, the exercise price thereof must be paid in full in cash.

As of this date, the Company has granted options to purchase up to 4,500,000 shares under the Plan, subject to shareholders’ approval.

If and to the extent that any option to purchase reserved shares shall not be exercised by an optionee for any reason or if such option to purchase shall terminate as provided by the Plan, such shares which have not been so purchased thereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

      The Company has been advised that the federal income tax consequences of the Plan to the Company and the optionees, and possible exercise of options granted under the Plan, will depend upon future circumstances and possible changes in the tax laws. The following summary discussion addresses certain federal income tax consequences of the Plan. This discussion does not purport to address all of the tax consequences that may be applicable to any particular optionee or to the Company. In addition, this discussion does not address foreign, state or local taxes, nor does it address federal taxes other than federal income tax. This discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this Information Statement.

The income tax treatment of non-statutory options is governed by §83 of the Code. This Section basically provides that if an option has a readily ascertainable fair market value when granted, then the optionee must recognize ordinary income at the time of grant but not at the time of exercise or disposal; if an option does not have a readily ascertainable fair market value when granted, the optionee must recognize ordinary income at the time of its exercise or disposal of the option but not at the time of its grant. The Company will receive a corresponding compensation deduction for the amount included by the optionee as income in the same year that the optionee includes such amount as income. Consequently, whether a non-statutory option has a readily ascertainable fair market value at grant will determine whether the grant or the exercise of the non-statutory option is the taxable event for the optionee who rendered the services for which the option was granted.

    No tax consequences result from the granting of an incentive stock option or from the exercise of an incentive stock option by the employee. In addition, the employer generally will not be allowed a business expense deduction with respect to an incentive stock option unless the employee disposes of the stock prior to the required holding period. The employee will be taxed at capital gain rates when he sells stock acquired under an incentive stock option plan, provided he has not disposed of the stock for at least two years from the date the option was granted to him and he has held the stock itself at least one year after the stock was transferred to him. If the foregoing holding period rules are not satisfied, the gain that would have been realized at the time the option was exercised is included as ordinary income in the year of the disqualifying sale. For this purpose, the gain is equal to the lesser of (i) the fair market value of the stock on the date of exercise over the option price of the stock, or (ii) the amount realized on disposition over the adjusted basis of the stock. The employer is allowed to deduct a corresponding amount as a business deduction at the same time the employee is required to recognize the ordinary income arising from the early disposition.

    Notwithstanding the preceding, when calculating income for alternative minimum tax purposes, the favorable tax treatment of §421(a) is disregarded and the bargain purchase element (that is, the spread between the option price and the fair market value of the option stock at exercise) of the incentive stock option will be considered as part of the taxpayer’s alternative minimum taxable income.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

EXHIBITS:                                2009 Stock Option Plan

By Order of the Board of Directors

/s/ Laura Palmer Noone
Laura Palmer Noone,  Chief Executive Officer

_____________, 2009